Exhibit 99.1

InfiniteWorld, a Leading Metaverse Infrastructure Platform for Brands, Announces Plans to Become a Publicly Traded Company via a Merger with Aries I Acquisition Corporation

InfiniteWorld empowers brands and creators with the engine and technologies they need to engage customers and fans in the Metaverse

InfiniteWorld’s platform provides a bridge between the physical and digital worlds, with leading infrastructure and marketplace solutions, as well as world-class content production platforms for digital content, including digital assets and NFTs

The transaction represents a pro forma equity value of the combined company of approximately $700 million based on current assumptions

InfiniteWorld’s stockholders will roll 100% of their existing equity into the transaction and, assuming no redemptions, will own approximately 74.5% of the combined company upon consummation of the transaction, and up to a maximum of 81% if certain share price milestones are achieved between $15.00 and $25.00 per share after closing of the transaction

Transaction is expected to enable InfiniteWorld to accelerate its platform development, expand brand partnerships, and drive sustainable growth

MIAMI, Florida – December 13, 2021 – Infinite Assets, Inc. (“InfiniteWorld” or "the Company”), a leading Metaverse infrastructure platform that enables brands to create, monetize and drive consumer engagement with digital content, and Aries I Acquisition Corporation (Nasdaq: RAM) (“Aries”), a special purpose acquisition company, announced today they have entered into a definitive agreement for a business combination (the “Business Combination”) that upon consummation is expected to result in InfiniteWorld becoming a publicly traded company with a pro forma equity value of approximately $700 million, assuming no redemptions by Aries’ public shareholders. Upon closing of the transaction, the combined company is expected to be listed on the Nasdaq Global Select Market under the ticker symbol “JPG”.

InfiniteWorld serves as a bridge between the physical and digital worlds. The Company empowers leading global brands, creators and Web3 companies with the infrastructure they need to create digital assets and NFTs (non-fungible tokens) and engage with customers and fans in the Metaverse, allowing them to support and foster stronger relationships with consumers. InfiniteWorld currently has 130 employees globally and has partnered with over 75 brands and creators since its founding. Current investors in InfiniteWorld include Morgan Creek Digital, GSR, Wintermute, Blockchain Coinvestors, Bill Shihara, among others.

InfiniteWorld recently combined with one of its key strategic partners, DreamView, Inc. (“DreamView”), a globally scalable technology company bringing creative strategy and content solutions to brands around the world. Founded in 2016 by the same visionaries who pioneered computer-generated imagery (“CGI”) technologies at Lucasfilm and Disney, DreamView’s visual effects and 3D artforms have been leveraged in major blockbuster films, major brand campaigns, sporting events, and other major consumer engagement events. DreamView continues to drive innovative solutions for the creation, management, distribution, licensing and monetization of clients’ products as clients transition into the digital world.

Leading the combined company will be Chief Executive Officer Yonathan Lapchik, a Deloitte Blockchain Lab veteran and co-creator of SUKU, and Chief Operating Officer Nathaniel Hunter, a visionary leader and creator in the CGI and 3D content production space and former CEO of DreamView.

“With the unique combination of our infrastructure and next-gen content production, InfiniteWorld is one of the ultimate partners for brands and the future of their digital content in the Metaverse,” said Yonathan Lapchik, Chief Executive Officer of InfiniteWorld. “We look forward to accelerating our platform development, building more brand partnerships and driving sustainable growth and value creation for our stakeholders.”

InfiniteWorld’s comprehensive and fully digital platform provides a full-service suite of end-to-end solutions that enable brands and creators to engage with consumers in the Metaverse, a shared online space that converges physical, augmented, and virtual reality. Capabilities include:

●	Asset Creation: InfiniteWorld’s next-gen content production capabilities are powered by a team of CGI and Artificial Intelligence (“AI”) visionaries, who provide the technical capabilities to create high-quality digital assets and content, including NFTs. InfiniteWorld is driving the future of product visualization by creating reusable digital content at scale for manufacturers and brand owners worldwide, with the assurance of complete digital authentication. InfiniteWorld works with leading and global brands including Amazon, Disney, Wayfair, Ashley Furniture, Bissell, Mattel, Target, Warner Brothers, Bleacher Report and other well-known enterprises.

●	Infrastructure: InfiniteWorld’s team of blockchain experts has built an at-scale infrastructure platform alongside hosted white-label digital asset marketplace solutions designed to provide brands with the power to create, authenticate and distribute their unique digital assets and content. InfiniteWorld’s NFT infrastructure was built on top of the SUKU protocol and enables the secure transfer of ownership of these digital assets by providing an irreplicable digital watermark fully authenticated and single-sourced on the blockchain. Connecting the physical and digital world, InfiniteWorld is also working with leading influencers across entertainment, sports and media realms such as Deepak Chopra’s Seva.Love, Spencer Dinwiddie’s Calaxy and Aria Exchange, with many more signed deals expected to be rolled out in 2022.

●	Engagement: InfiniteWorld helps brands create fully immersive and reconfigurable digital environments for brands to engage with consumers through rich Metaverse experiences, including through gaming and VR/AR worlds. InfiniteWorld’s gamification brings greater value to NFT assets by introducing earning dynamics and utility tools like messaging and content creation apps to drive engagement.

“Branded content will be king in the Metaverse, and we are proud to partner with some of the world’s most notable companies to engage with their consumers in this growing digital environment,” said Nathaniel Hunter, Chief Operating Officer of InfiniteWorld. “Through decades of experience, we’ve been able to build capabilities that offer an average increase in conversion at a lower cost than our competitors and we are able to deploy our technology at a much faster rate.”

Aries is a blank check company that was formed for the purpose of effecting a business combination with a target with a disruptive technology in the blockchain and digital currency, aerospace, satellites and space exploration, quantum computing and chemistry, artificial intelligence and machine learning and cybersecurity sectors. Its management team brings deep sector, investment and operational expertise. Aries completed its approximately $145 million initial public offering in May 2021.

“With up to $15 trillion of wealth expected to flow into digital assets over the next 10 years, we are witnessing the birth of a new global asset class and economic system with significant implications for brands aiming to capture mind and wallet share of consumers,” said Thane Ritchie, Chairman of Aries. “InfiniteWorld’s unparalleled technology infrastructure underscores the transition of commerce to the digital world. We look forward to working closely with Yonathan, Nat and the rest of the InfiniteWorld management team as they build out their platform and content creation capabilities.”

Key Transaction Terms

The Business Combination values the combined company at approximately $700 million on an estimated pro forma equity value basis, assuming no redemptions by Aries’ public shareholders. The transaction will provide up to $171 million of cash to the combined company (before transaction expenses and assuming no redemptions by Aries’ public shareholders) from the approximately $145 million of cash in trust at Aries as well as cash on hand at InfiniteWorld. In addition, InfiniteWorld owns cryptocurrencies valued at approximately $93 million based on recent prices on Coinbase. All InfiniteWorld stockholders will roll 100% of their equity holdings into the combined company.

Existing InfiniteWorld stockholders will be eligible for an earn out of up to an additional 50 million shares if the combined company share price attains certain per share price levels between $15.00 and $25.00 after closing of the transaction. In addition, InfiniteWorld stockholders and the Aries sponsor have agreed to customary lock-up terms.

“We believe that the combination of an attractive entry point and a robust earnout that heavily motivates the team to focus on shareholder value creation, represents an ideal transaction structure that sets up InfiniteWorld for long-term success in the public markets,” added Ritchie. “We are pleased to be democratizing everyday investor access to disruptive and decentralized technologies as part of bringing InfiniteWorld to the public markets.”

Assuming no trust account redemptions by Aries’ public shareholders, existing InfiniteWorld stockholders will represent 74.5% of the pro forma ownership of the combined company at close and up to 81% based on achievement of the maximum earn-out.

The proposed Business Combination has been approved by the Boards of Directors of InfiniteWorld and Aries, and is subject to, among other things, approval by Aries’ shareholders, regulatory approvals, satisfaction or waiver of the conditions stated in the merger agreement, and other customary closing conditions, including a registration statement being declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and approval by Nasdaq to list the securities of the combined company. The business combination is expected to close in the first half of 2022.

A more detailed description of the Business Combination terms and a copy of the Agreement and Plan of Merger will be included in a current report on Form 8-K to be filed by Aries with the SEC. Aries will file a registration statement (which will contain a proxy statement/prospectus) with the SEC in connection with the business combination.

Advisors

Solomon Partners Securities, LLC is serving as exclusive financial and capital markets advisor and Winston & Strawn LLP is serving as legal advisor to Aries.

Exos Securities LLC is serving as financial advisor and Reed Smith LLP is serving as legal advisor to InfiniteWorld.

Management Presentation

The management teams of InfiniteWorld and Aries will host an investor call on December 13, 2021 at 8:00 AM ET to discuss the proposed Business Combination and review an investor presentation. The webcast can be accessed by visiting: https://services.choruscall.com/mediaframe/webcast.html?webcastid=xwxuVuwC. A replay will be available.

For materials and information, visit https://www.infiniteworld.com/ for InfiniteWorld and https://www.ariescorp.io/ for Aries. Aries will also file the presentation with the SEC as an exhibit to a Current Report on Form 8-K, which can be viewed on the SEC’s website at www.sec.gov.

Additional Information and Where to Find It

Aries intends to file a registration statement on Form S-4 (the “Registration Statement”) with the SEC which will include a proxy statement and a prospectus of Aries, and each party will file other documents with the SEC regarding the proposed transaction. A definitive proxy statement/prospectus will also be sent to the shareholders of Aries, seeking any required shareholder approval. Before making any voting or investment decision, investors and security holders of Aries are urged to carefully read the entire Registration Statement and proxy statement/prospectus, when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. Aries shareholders and InfiniteWorld stockholders will also be able to obtain copies of the preliminary Proxy Statement, the definitive Proxy Statement and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to Aries’s secretary at 90 N. Church Street, P.O. Box 10315, Grand Cayman, Cayman Islands KY-1003.

No Offer or Solicitation

This communication and any oral statements made in connection with this communication are for informational purposes only and shall not constitute a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the transaction, and are not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy or subscribe for any securities or a solicitation of any vote of approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Participants in Solicitation

Aries and its directors and executive officers may be deemed participants in the solicitation of proxies from Aries’s shareholders with respect to the proposed Business Combination. A list of the names of those directors and executive officers and a description of their interests in Aries is contained in Aries’s registration statement on Form S-1 (File No. 333-253806), which was declared effective by the SEC on May 18, 2021. To the extent such holdings of Aries’s securities may have changed since that time, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such participants will be contained in the Proxy Statement for the proposed Business Combination when available.

InfiniteWorld and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from Aries’s shareholders with respect to the proposed Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed Business Combination will be included in the Proxy Statement for the proposed Business Combination when available.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements made in this press release, and oral statements made from time to time by representatives of Aries and InfiniteWorld are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Statements regarding the proposed business combination and expectations regarding the combined business are “forward-looking statements.” In addition, words such as “estimates,” “projects,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “should,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include: the inability of the parties to complete the proposed Business Combination; the risk that the approval of the shareholders of Aries for the proposed Business Combination is not obtained; the inability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, the amount of funds available in Aries’ trust account following any redemptions by Aries’ shareholders; the ability to meet the NASDAQ’s listing standards following the consummation of the transactions contemplated by the proposed Business Combination; costs related to the proposed Business Combination; and those factors discussed in the registration statement and final prospectus relating to Aries’ initial public offering filed with the SEC on May 18, 2021, Item 1A. Risk Factors of the Form 10-Q for the quarter ended September 30, 2021 filed with the SEC on November 22, 2021 and other documents of Aries filed, or to be filed, with the SEC. Aries and InfiniteWorld do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Media

Edelman for Aries and InfiniteWorld

InfiniteWorld@edelman.com

Investors

Sam Collins

Aries I Acquisition Corporation

(647) 964-9643

scollins@ariescorp.io